GYRODYNE COMPANY OF AMERICA, INC.
7 FLOWERFIELD, SUITE 28
SAINT JAMES, NEW YORK 11780

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
TO BE HELD ON
NOVEMBER 16, 1999

TO THE SHAREHOLDERS OF GYRODYNE COMPANY OF AMERICA, INC.

NOTICE IS HEREBY GIVEN, pursuant to the Bylaws, that the Annual Meeting of Shareholders (the "Annual Meeting") of Gyrodyne Company of America, Inc. (the "Company"), will be held at Flowerfield, Mills Pond Road, Saint James, New York, on Tuesday, November 16, 1999 at 11:00 o'clock in the forenoon, Eastern Time.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1. To elect one (1) Director to a three year term of office, and until his successor shall be elected and shall qualify;

2. To ratify engagement of Holtz Rubenstein & Co., LLP, independent accountants as auditors of the Company and its subsidiaries for the Fiscal Year ending April 30, 2000;

3. To consider and act upon five shareholder proposals, if introduced at the meeting, as described in the attached Proxy Statement; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. By order of the Board of Directors, only Shareholders of Record at the close of business October 8, 1999 are entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof. Enclosed in this mailing are the Notice of 1999 Annual Meeting of Shareholders, Proxy Statement, Proxy Card and Attendance Registration.

To obtain an admittance card for the Meeting, please complete the enclosed Attendance Registration form and return it with your Proxy Card. If your shares are held by a bank or broker, you may obtain an admittance card by returning the Attendance Registration form they forwarded to you. If you do not receive an Attendance Registration form, you may obtain an admittance card by sending a written request, accompanied by proof of share ownership to the undersigned. For your convenience, we recommend that you bring your admittance card to the Annual Meeting so you can avoid registration and proceed directly to the Meeting. However, if you do not have an admittance card by the time of the Meeting, please bring proof of share ownership to the registration area where our staff will assist you.

By Order of the Board of Directors,

Peter Pitsiokos, Corporate Secretary

October 15, 1999

YOUR VOTE IS IMPORTANT

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, WE ENCOURAGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING. GIVING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING, BUT WILL HELP ASSURE A QUORUM AND AVOID FURTHER PROXY SOLICITATION COSTS. ATTENDANCE AT THE ANNUAL MEETING IS LIMITED TO SHAREHOLDERS, THEIR PROXIES AND INVITED GUESTS OF THE COMPANY. FOR IDENTIFICATION PURPOSES, "STREET NAME" SHAREHOLDERS WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

IN GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Gyrodyne Company of America, Inc. ( the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held November 16, 1999 at 11:00 a.m., Eastern Time at Flowerfield, Mills Pond Road, Saint James, New York 11780 and at any and all adjournments thereof.

VOTING SECURITIES AND PROXIES

The Board has fixed the close of business on October 8, 1999, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company. Holders of Common Stock are entitled to one vote per share. Shareholders do not have cumulative voting rights. It is necessary for a Quorum that record holders of a majority of the shares be represented by proxy or in person at the Annual Meeting. The number of shares of Common Stock outstanding on the Record Date was 1,107,143. This Proxy Statement and the enclosed proxy card were mailed commencing on or about October 15, 1999.

Proxies solicited by the Board will be voted in accordance with the instructions given therein. Where no instructions are indicated, proxies will be voted "FOR" the election of the nominee for director, "FOR" ratification of the appointment of the independent auditor and "AGAINST" each of the shareholder proposals described herein, if introduced at the meeting. If you do not return your duly signed proxy card, your shares cannot be voted unless you attend the Annual Meeting and vote in person or present a duly signed proxy at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of October 8, 1999 those persons or entities known by the Company to be Beneficial Owners of more than 5% of the Company's Common Stock $1 PV, its only equity security.

Name and Address	Type of Ownership	Number of shares Owned	Percent of Class
Catherine Papadakos Village of the Green 2481-C Oakleaf Lane Clearwater, FL 33763-1236	Beneficial	116,639	10.54
Peter P. Papadakos P.O. Box 3838 Reno, Nevada 89505	Beneficial	86,374	7.80
Gyrodyne Company of America, Inc. St. James, NY 11780 (A)	Beneficial	78,346	7.08
Private Capital Management, Inc. 3003 Tamiami Trail North Naples, Florida 33940	Beneficial	66,866	6.04
K Capital Partners, LLC 441 Stuart Street, 6th Floor Boston, Massachusetts 02116	Beneficial	55,996	5.06

(A) Since the Company has the authority to direct the HSBC Bank, USA, the Trustee of the Gyrodyne Pension Plan, to vote the securities of the Company held by the Pension Fund, Gyrodyne Company of America, Inc. has been listed above as the beneficial owner of the 78,346 shares held by the HSBC Bank, USA as Trustee for the Gyrodyne Pension Fund. The Board of Directors intends to instruct the trustees of the Pension Fund to vote "FOR" the election of the nominee for director, "FOR" ratification of the appointment of the independent auditor and "AGAINST" each of the shareholder proposals described herein, if introduced at the meeting.

ELECTION OF DIRECTORS
(Proposal 1)

The By-Laws of the Company provide that there shall be not less than three (3), nor more than nineteen (19) directors. The number of directors of the Company is presently fixed by resolution of the Board of Directors at seven (7). There are three (3) classes of directors serving staggered terms of office with each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Upon the expiration of the term of office for a class of directors, the nominees for that class are elected for a three (3) year term to serve until the election and qualification of their successors. Each properly executed Proxy received will be voted for the election of the one (1) nominee named below as director to serve until the designated Annual Meeting of Shareholders shown below or until his respective successor shall be elected and shall qualify. The nominee has consented to be named as a nominee in the Proxy Statement and to serve as a director if elected.

Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed Proxy will vote for the election of a nominee designated by the Board.

Following is the nominee who is currently a director of the Company. He was elected to his current term of office at the 1996 Annual Meeting of Shareholders. Information concerning the nominee, showing the year when first elected as a director of the Company, the age, principal occupation and principal affiliations, is as follows:

Nominee for Director - Term Expiring in 2002

Robert H. Beyer
Director since 1977
Age 66

Consultant, retired Naval Air Systems Command Engineer, Retired Captain, United States Naval Reserve, Retired Technical Representative for the Company's helicopter subsidiary. Member of Executive Compensation, Nominating, Stock Incentive and Special Aerospace Committees.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEE FOR DIRECTOR. THIS IS IDENTIFIED AS ITEM 1 ON THE ENCLOSED PROXY CARD.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES

The following table sets forth as of October 15, 1999 the outstanding voting securities beneficially owned by the directors and executive officers and the number of shares owned by directors and executive officers as a group.

Name & Positions With The Company	Shares of stock Beneficially Owned		Percentage of Common Stock Owned
Stephen V. Maroney, President, CEO, Treasurer and Director	13,272		1.20%
Peter Pitsiokos, Exec. Vice President, Secretary & General Counsel	9,756	(A)	(B)
Josef Markowski Vice President, Operations	1,799		(B)
Robert H. Beyer, Director	4,612	(C)	(B)
Robert F. Friemann, Director	1,801		(B)
Nicholas T. Goudes, Director	7,341		(B)
Paul L. Lamb, Chairman of the Board of Directors	7,702	(D)	(B)
John H. Marburger III, Director	2,742		(B)
Philip F. Palmedo, Director	6,406		(B)
All Directors and Executive
Officers as a Group Nine (9) Persons	55,431		5.01%

(A) Does not include his wife's and minor children's ownership of 447 shares in which he denies any beneficial interest.
(B) Less than 1%.
(C) Does not include his wife's ownership of 1,638 shares in which he denies any beneficial interest.
(D) Includes 6,294 shares of Company stock held by Lamb & Barnosky, LLP Profit Sharing Trust and 535 shares held by Lamb & Barnosky, LLP. Mr. Lamb is a Trustee of the Lamb & Barnosky, LLP Profit Sharing Trust and a partner in Lamb & Barnosky, LLP.

DIRECTOR COMPENSATION

Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or any committee. Non-employee directors are paid an annual fee of $7,500.00, $1,000.00 for each Director's meeting attended, $500.00 for each committee meeting attended and travel and lodging expenses where appropriate. All compensation is paid in stock. During Fiscal Year 1999, Director Stephen V. Maroney was paid compensation of $76,135 in his capacity as Director of Real Estate Development. Mr. Maroney's compensation as Director of Real Estate Development ceased upon his appointment as President, CEO and Treasurer of the Company. There was no additional compensation paid by the Company to any other Director for Fiscal Years 1998 or 1999.

Non-Employee Director's Compensation Plan and Stock Option Plan

The Non-Employee Director's Compensation Plan (the "Compensation Plan"), approved by the shareholders in 1996, allows outside Directors to elect to receive all of their annual Director's fees and meeting fees in shares of the Company's Common Stock. Since the inception of the Compensation Plan, all Directors have elected to receive all of their annual Director's fees and meeting fees in shares of the Company's Common Stock. The Compensation Plan is administered by the Non-Employee Director's Compensation Plan Committee. The following individuals, who are not eligible to participate in the Compensation Plan, serve on the Committee: Stephen V. Maroney, Chairman, Frank D'Alessandro, Peter Pitsiokos. The Committee did not meet in Fiscal Year 1999. The Compensation Plan terminates in February 2000.

The shareholders also adopted a non-qualified stock option plan for all non-employee Directors of the Company in 1996. Each non-employee Director was given initial option grants when the plan was adopted, which are exercisable in three equal annual installments commencing on the first anniversary of the grant. Each non-employee Director will also be given 1,250 option grants which will be granted on January 1 for each calendar year 1997 through 2000. Each option is exercisable on the first anniversary of the grant.

	Number of Shares	Option Prices

Total options outstanding at April 30, 1997	26,250	$11.80 - $11.82

Initial stock option grants	5,000	$11.82 - $21.01
Annual stock option grants	12,500	$19.98
Total options exercised	(3,750)	$11.80 - $11.82

Total options outstanding at April 30, 1998	40,000	$11.80 - $21.01

Initial stock option grants	2,500	$15.34
Annual stock option grants	10,000	$14.81
Total options exercised	(408)	$11.80
Total options canceled	(1,250)	$19.98

Total options outstanding at April 30, 1999	50,842	$11.80 - $21.01

Shares reserved for future issuance at April 30, 1999 are comprised of the following:

Shares issuable upon exercise of stock options under the Company's Non-Employee Director Stock Option Plan	70,842
Shares issuable under the Company's Non-Employee Director Stock Compensation Plan	27,715
Shares issuable upon exercise of stock options under the Company's stock incentive plan	227,412
Shares issuable under the Company's stock grant incentive plan	9,100
335,069

Interest of Directors in Transactions with the Company

Mr. Paul L. Lamb, Chairman of the Board of Directors, is a partner in the law firm of Lamb & Barnosky, LLP, formerly known as Cahn Wishod & Lamb, LLP, which performs legal services for the Company and is paid its usual and customary fees for those services. In Fiscal Year 1999, total fees paid to Lamb & Barnosky, LLP were $27,511, paid 50% in cash and 50% in restricted Company stock.

BOARD MEETINGS, COMMITTEES AND MEMBERSHIP

Attendance
There were four regular meetings and one special meeting of the Board of Directors during Fiscal Year 1999 (May 1, 1998 through April 30, 1999). Each Director attended 75% of the aggregate number of meetings of the Board of Directors of the Company, except for Mr. Goudes.

Committees
The committees consist of the Audit Committee, Executive Committee, Executive Compensation Committee, Nominating Committee and Stock Option Committee.

The Executive Committee consists of four non-employee members and Mr. Maroney. Directors presently serving on the Executive Committee include Mr. Lamb (Chairman), Mr. Friemann, Mr. Marburger, Mr. Maroney and Mr. Palmedo. The Executive Committee exercises all the authority of the Board of Directors in the management and business affairs of the Company during the intervals between meetings of the Board except with respect to certain matters that by statute may not be delegated by the Board of Directors. The committee met five times during FY 1999.

The Audit Committee consists entirely of non-employee directors and is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. Specifically, the Committee recommends to the Board the firm to be appointed as the Company's independent accountants subject to ratification by the shareholders; approval of the scope of the accountants' examination; review of financial statements, including auditors' opinions and management letters and reporting to the Board the Committee's recommendation with respect thereto; review of financial and/or fiscal policies and policy decisions; monitoring of internal programs to ensure compliance with laws, regulations and the Company's responsibilities for financial reporting to the public. The committee met twice during FY 1999 and its members were Mr. Friemann, Mr. Lamb and Mr. Maroney. (Current Members: Mr. Friemann, Mr. Lamb, Mr. Palmedo)

The Executive Compensation Committee consists entirely of non-employee directors and oversees the Company's compensation and benefit policies and programs. It recommends to the Board annual salaries, bonuses and other benefits for elected officers and certain key executives. The Committee met two times in FY 1999 and its members were Mr. Beyer, Mr. Marburger and Mr. Palmedo. (Current Members: Mr. Beyer and Mr. Friemann)

The Nominating Committee consists entirely of non-employee directors and recommends guidelines to the Board regarding the size and composition of the Board and criteria for the selection of nominees. It also recommends the slate of director nominees to be included in the proxy statement and recommends candidates for vacancies which may occur. The Committee met one time during FY 1999 and its members were Mr. Beyer, Mr. Goudes and Mr. D. Papadakos. (Current Members: Mr. Beyer, Mr. Goudes, Mr. Lamb)

The Stock Option Committee consists entirely of non-employee directors. The primary functions of the Stock Option Committee include the review and administration of employee stock option plans for the benefit of officers and key employees. It also recommends to the Board stock options and awards. The Committee met one time during FY 1999 and its members were Mr. Friemann, Mr. Marburger, Mr. P. Papadakos. (Current Members: Mr. Beyer and Mr. Friemann)

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

A review of all Forms 3 and 4 filed with the Company indicates that none of the executive officers or directors were late in filing any required Forms 3 or Forms 4 with the Securities and Exchange Commission for fiscal year 1999. A review of prior year filings indicates that no 10% holder of Gyrodyne Common Stock $1 P.V. failed to file timely reports.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's executive compensation program is administered by the Executive Compensation Committee of the Board. The Committee reviews and considers recommendations of management and then determines compensation of executive officers. The Committee's recommendations are reviewed with the Board's non-employee directors.

The goal of the Company's Executive Compensation Committee is to ensure that an appropriate relationship exists between executive compensation and the creation of shareholder value, while at the same time motivating and retaining key employees. Salary guidelines for executive officers are established by comparing responsibilities of the position to similar positions in other comparable companies. The Company has long believed in the importance of aligning the interests of executives and shareholders through stock ownership by key employees. The primary components of compensation, base salary and stock option awards are designed to accomplish the Committee's goals.

The Committee evaluates management based on the Company's financial and non-financial performance recognizing that land and property management constitute the major portion of the Company's business activities.

Comparisons of the Company's compensation levels with those of similar land management and property rental organizations are extremely limited and primarily based on estimates since most are privately owned and not required to make public disclosures. In light of these estimations, it is the Committee's opinion that the Company's level of overall compensation is competitive and in the low to mid range on a comparative basis.

It is the position of both these Committees that management's performance can best be evaluated based on its ability to formulate, oversee and administer corporate strategy, which itself is the product of Board action and direction. For the foreseeable future, that strategy is to focus primarily on continued progress in the real estate operation, principally the development of Flowerfield.

In establishing the compensation for Messrs. Maroney and Pitsiokos, the Committee observes the policy set forth above for Executive Officers. No specific weighting is applied to the various factors in determining the Chief Executive Officer's compensation.

MEMBERS OF THE COMMITTEE

Philip F. Palmedo, Chairman
John H. Marburger III
Robert H. Beyer

EMPLOYMENT CONTRACTS, OTHER COMPENSATION AND CERTAIN TRANSACTIONS

The Company has a one year employment agreement with Mr. Maroney, who was Director of Real Estate Development since 1996 and was subsequently appointed President, Chief Executive Officer and Treasurer of the Company. The employment contract provides for an annual base salary of $175,000.00. In connection with the Company's appointment of Mr. Pitsiokos as Executive Vice President, General Counsel and Secretary, the Company also entered into a one year employment contract with Peter Pitsiokos for an annual base salary of $115,000.08. Both contracts provide for a severance payment equivalent to six months salary in the event of a change in control.

During the fiscal year ended April 30, 1999 two Directors or Officers received remuneration in excess of $100,000 in such capacity.

SUMMARY COMPENSATION TABLE

Annual Compensation

					Long term Compensation
		Annual Compensation			Awards		Pay outs
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award ($)	Securities Underlying Options/ LSARs (#)	LTIP Payout ($)	All Other Compensation
Stephen V. Maroney
President & CEO	1999	20,856	0	0	0	0	0	0
Dir.of Real Estate Devlp	1999	76,135	0	59,500 (A)	0	1,250	0	0
Dir.of Real Estate Devlp	1998	80,000	0	60,500 (A)	0	4,250	0	0

Dimitri P. Papadakos	1999	111,536	0	45,039 (B)	0	0	0	0
Former President & CEO	1998	123,312	0	60,239 (B)	0	0	0	0

(A) Pursuant to his Consulting Agreement with the Company, Mr. Maroney received stock payments in lieu of cash with a fair market value of $45,000 in FY99 and $45,000 in FY98. Mr. Maroney also received shares for his services as Company Director with a fair market value of $14,500 in FY99 and $15,500 in FY98. The Registrant has concluded that the aggregate amounts of personal benefits to any of the current executives does not exceed the lesser of $50,000 or 10% of compensation and bonuses reported above for the named executive officers, and that the information set forth in tabular form above is not rendered materially misleading by virtue of the omission of such personal benefits.

(B) The 1999 and 1998 "Other Annual Compensation" represents the difference between the fair market value and the option price on the date of grant for 4,375 and 7,157 shares exercised.

1993 Stock Incentive Plan

In 1993, the shareholders adopted a stock incentive plan (the "Plan") under which participants may be granted Incentive Stock Options ("ISOs"), Non-Qualified Stock Options ("NQSOs") or Stock Grants. The purpose of the Plan is to promote the overall financial objectives of the Company and its shareholders by motivating those persons selected to participate in the Plan to achieve growth in shareholder value and retain the association of those individuals who are instrumental in achieving this growth. Such options or grants become exercisable at various intervals based upon vesting schedules as determined by the Stock Option Committee. The options expire between August 1999 through August 2001.

The ISOs may be granted to employees and consultants of the Company at a price not less than the fair market value on the date of grant. All such options are authorized and approved by the Board of Directors, based on recommendations of the Stock Option Committee.

ISOs may be granted along with Stock Appreciation Rights which permit the holder to tender the option to the Company in exchange for stock, at no cost to the optionee, that represents the difference between the option price and the fair market value on date of exercise. NQSOs may be issued with Limited Stock Appreciation Rights which are exercisable, for cash, in the event of a change of control. In addition, an incentive kicker may be provided for Stock Grants, ISOs and NQSOs, which increases the number of grants or options based on the market price of the shares at exercise versus the option price. A reload feature may also be attached which permits the optionee to tender previously purchased stock, in lieu of cash, for the purchase of the options and receive additional options equal to the number of shares tendered.

Information as to the stock options and stock grants is summarized as follows:

	Stock	Stock
Stock Options and Grants:	Options	Grants	Total

Available at April 30, 1997	43,496	3,855	47,351

Stock grants awarded	-	7,455	7,455
Stock options issued at $9.89 to $19.61 per share	45,657	-	45,657
Stock grants exercised	-	(5,460)	(5,460)
Stock options exercised at $9.89 per share	(16,491)	-	(16,491)

Available at April 30, 1998	72,662	5,850	78,512

Stock grants canceled	-	(300)	(300)
Stock options canceled	(38,925)	-	(38,925)
Stock options issued at $9.89 to $20.19 per share	8,750	-	8,750
Stock grants exercised	-	(2,625)	(2,625)
Stock options exercised at $9.89 per share	(8,750)	-	(8,750)

Available at April 30, 1999	33,737	2,925	36,662

Exercisable at April 30, 1999	24,012	600	24,612

There were no Stock Options or Awards granted in Fiscal Year 1999.

On July 19, 1997, the Board of Directors granted Stock Options or Awards to twelve (12) key employees and officers totaling 32,000 shares, no portion of which could be exercised or sold before July 19, 1998.

AGGREGATED OPTION/LSAR EXERCISED IN LAST FISCAL YEAR
AND FY-END OPTION/LSAR VALUES

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares		Options/LSAR's at	Options/LSAR's at
	Acquired on	Value	April 30, 1999	April 30, 1999 ($)
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Stephen V. Maroney President and CEO	-	-	8,000/1,250	$7,975/$0
Dimitri P. Papadakos Former President & CEO	4375	$45,039

The weighted-average grant-date fair value of options granted for the year ended April 30, 1999 and 1998 was $14.97 and $17.15, respectively. In addition, there were 60,687 options at a weighted-average per share exercise price of $14.40 per option exercisable at April 30, 1999. The weighted-average exercise price and remaining contractual life of options outstanding at April 30, 1999 is $14.89 and 3.8 years, respectively.

Ratification of Appointment of Independent Auditors
(Proposal 2)

The Board of Directors, upon the recommendation of the Audit Committee, comprised entirely of outside directors, has appointed Holtz Rubenstein & Co., LLP ("HR") of 125 Baylis Road, Melville, New York 11747, as independent public accountants of the Company and its subsidiaries for the current Fiscal Year, and to perform such other professional services, if any, as may be required of them. The appointment of HR has been ratified by the shareholders every year since 1990. The Board is requesting ratification of HR as independent public accountants. This firm has no financial interest in the Company or any connection with the Company other than as auditors and independent public accountants.

In the event the proposal is defeated, the adverse vote will be considered a direction to the Board to select other independent public accountants for the next fiscal year. However, because of the expense and difficulty of making any substitution of independent public accountants after the beginning of a fiscal period, it is contemplated that the appointment for 1999 will be permitted to stand unless the Board finds other reasons for making the change.

Representatives of HR are expected to be present at the annual shareholders meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available at a designated time during the meeting to respond to appropriate questions.

The Board of Directors UNANIMOUSLY recommends A vote "FOR" this PROPOSAL. THIS IS IDENTIFIED AS ITEM 2 ON THE ENCLOSED PROXY CARD.

SHAREHOLDERS' PROPOSALS
(Proposal 3)

Peter J. Papadakos, Jr., 101 Flowerfield, Saint James, New York 11780, record holder of at least $2,500.00 of market value of shares of common stock, has given notice that he will introduce the following resolution and supporting statement at the Annual Meeting:

The Company has stated in several reports to the shareholders that its primary focus is the development of its realty asset known as Flowerfield in Saint James, New York. In the event the Board of Directors elects to depart from the development plans, this Proposal would require the Board of Directors to seek shareholder approval for sale of any portion of the realty or the Company.

The Company's primary business has been the management of its realty and investment assets for over two decades. Given the depressed price of the Company's common stock and in recognition of a tender offer made to shareholders in 1999, at the unusual low price of "at market," it is likely that the Company will come under pressure to sell realty or to liquidate the Company. This proposal would require the Board of Directors to call a Special Meeting of Shareholders in order to approve any such sale or liquidation. This proposal would also require, provided a quorum of fifty percent was reached, a supermajority of sixty-six and two-thirds percent of the voted shares for any such approval.

Approval of the foregoing shareholder proposal requires the affirmative vote of a majority of the votes cast thereon.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPONENT'S PROPOSAL FOR THE FOLLOWING REASONS:

While the Company's primary focus has been the development of its realty assets, the principal objective of the Board of Directors is to maximize shareholder value. Both development of the Company's real estate and maximization of shareholder value may require that some portion or all of the Company's real property interests be sold. Management must have the flexibility to use the most effective means possible to consummate a transaction. Depending on the circumstances, the sale of the Company's realty assets could involve numerous transactions. Proponent's proposal would require that the Company's Board of Directors bring each business transaction for the sale of any portion of realty before a meeting of shareholders for approval. The preparation, solicitation and distribution of the proxy statements required prior to each such meeting would unnecessarily waste the Company's monetary assets, cause undue delays and potentially could diminish the return on shareholder equity.

Furthermore, the requirement of a supermajority vote for shareholder approval would permit holders of less than a majority of the outstanding shares to block a transaction which is in the best interests of the Company and which is approved by a majority of the outstanding shares.

FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS A VOTE AGAINST THE PROPOSAL.

(Proposal 4)

Athena C. Papadakos, 101 Flowerfield, Saint James, New York 11780, record holder of at least $2,500.00 of market value of shares of common stock, has given notice that she will introduce the following resolution and supporting statement at the Annual Meeting:

Shareholders have witnessed a precipitous decline in the value of the Company's common stock during a period of unparalleled growth in stock values. In order to avoid paying the Board in "cheap stock," this proposal would set a $20/share minimum price applicable to converting fees earned by Board members into shares.

In an effort to better align themselves with the Shareholders, the Board of Directors has elected annually, at its option, to take its annual retainer, meeting and committee fees in the form of Company common stock. The Company stock slid from a high of over $21.00/share in mid-1998 to a low of under $14.00/share in May 1999 while the equity markets have risen sharply, many to historic highs. The Company's common stock price has been traditionally established at a discount of the imputed liquidation value of the Company's underlying assets. During the past year, the realty market on Long Island has remained very firm.

In order to motivate the Board of Directors to maximize shareholder value and thus spur stock appreciation, it is proposed that all remuneration paid to the Board of Directors be memorialized by an immediate amendment to the by-laws requiring that all remuneration of Directors be solely in the Company common stock. And further, that a nominal minimum value be placed on that stock of not less than $20/share or, if greater, the current market value of the common stock as defined by an average five trading day interval concluding with the end of the calendar month in which services were rendered. In addition, dollar denominated fees payable to Directors shall remain at the same dollar value as currently in place, thus reducing dilution of Shareholder Equity during times when the price is, as now, depressed.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPONENT'S PROPOSAL FOR THE FOLLOWING REASONS:

At the 1996 Annual Meeting the Shareholders voted overwhelmingly to adopt (the Non-Employee Directors' Compensation Plan) permitting the Company to compensate Directors in shares of the Company's Common Stock. The objective of the Plan, which expires by its terms in February 2000, was to align the interests of Directors with the long-term interests of the Company and its Shareholders. While the Board believes that the Plan has helped to achieve this objective, the Board believes that under current market conditions compensating Directors in shares of the Company's Common Stock will unnecessarily dilute stock ownership and will no longer further the important objective of helping the Company attract and retain high caliber Board Members. Shareholder proposal 4, which would require that Board members be compensated solely in shares of the Company's Common Stock and would arbitrarily place a value on the shares for compensation purposes which could be less than their valuation in the public market would thwart this objective by significantly reducing the compensation of Board members.

FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS A VOTE AGAINST THE PROPOSAL.

(Proposal 5)

Elias Paraschos, 35 Wiggins Avenue, Patchogue, New York 11772, record holder of at least $2,500.00 of market value of shares of common stock, has given notice that he will introduce the following resolution and supporting statement at the Annual Meeting:

This proposal is to remove an anti-takeover measure that, if it remains in place, would handicap any prospective bidder for the Company thus reducing the value of the Company and adversely impacting shareholders.

Institutional Shareholder Services, a highly regarded proxy analysis firm, advises institutional clients not to support proposals for classified Boards of Directors. Classified Boards of Directors allow directors to be placed into different categories with staggered terms thus precluding a majority of directors from being elected in a single annual election. Several years ago, the Company requested from the shareholders acceptance of a classified board arrangement to insure enough time to execute the Flowerfield Property Development Master Plan. With the Company's stock price depressed and the Board insulated from removal by the classified board system, it is proposed that the classified board be abolished and all Directors, effective after the election of Directors in 1999, be elected annually.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPONENT'S PROPOSAL FOR THE FOLLOWING REASONS:

At the 1996 Annual Meeting, shareholders voted overwhelmingly to amend the Certificate of Incorporation to provide for the current classified Board with staggered three-year terms. The proxy statement for that meeting contained a detailed discussion recommending the classified Board. A portion of that discussion provided as follows:

"The Board of Directors believes that dividing the directors into three classes is advantageous to the Company and its Shareholders because by providing that directors will serve three-year terms rather than one-year terms, the likelihood of continuity and stability in the policies formulated by the Board will be enhanced. The Board also believes that the staggered election of directors will promote continuity because, at any given time, at least two-thirds of the directors will have at least one year of experience as directors of the Company...."

"The classified Board may also discourage certain types of transactions... which involve an actual or threatened change in control of the Company without sufficient benefit to all Shareholders... The Board of Directors of the Company believes that in such situations, the imminent threat of removal of the Company's management would severely curtail management's ability to negotiate effectively with any such third party acquirers. The Board would be deprived of the time and information necessary to evaluate the third party proposal, to seek out and negotiate alternative proposals and to help ensure that the best result is obtained for the Shareholders in any transaction that may ultimately be undertaken involving the Company."

In the opinion of the Board, the reasons set forth above are still valid and the election of directors by classes should be continued.

FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS A VOTE AGAINST THE PROPOSAL.

(Proposal 6)

Harriet Hanzakos, 804 Michaux Lane, Grosse Point Shores, Michigan 48236, record holder of at least $2,500.00 of market value of shares of common stock has given notice that she will introduce the following resolution and supporting statement at the Annual Meeting:

In order to prevent conflict-of-interest issues for Company Directors and Officers, it is proposed that certain transactions be prohibited.

With approval of this proposal, the Board of Directors shall herewith be required to amend the Company's by-laws such that, in order to lessen the possibility of a conflict-of-interest issue, the Company shall be prohibited from purchasing any goods or services from any proprietorship, partnership, association, corporation or other organizational entity wherein a Director or Corporate Officer of the Company is, directly or indirectly, also a principal manager, officer, shareholder, partner or otherwise has a vested interest in said entity.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPONENT'S PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors believes that the proposal, which appears to prohibit transactions in which a manager, officer, director or shareholder has only an insignificant interest, would seriously hamper the ability of management to conduct the Company's business and could prevent the consummation of transactions which may be in the best interests of shareholders.

As drafted, the proponent's proposal could be interpreted to prohibit the Company from using AT&T as it's long distance telephone service provider if any member of the Board of Directors or management owned any shares of AT&T stock. This illustration demonstrates the degree to which management would be severely impaired in carrying out even the most basic Company activity (i.e. use of Company telephones) if the proponent's proposal were adopted.

FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS A VOTE AGAINST THE PROPOSAL.

(Proposal 7)

Nicholas Xanthaky, 406 Paradise Road, Apartment 2L, Swampscott, Massachusetts 01907, record holder of at least $2,500.00 of market value of shares of common stock has given notice that he will introduce the following resolution and supporting statement at the Annual Meeting:

In order to prevent a below market sale, swap or assignment of the Company's interest in the Callery-Judge Grove, the Company's second largest asset, it is proposed that a minimum sales price be established.

According to the latest Pinel & Carpenter appraisal of the Company's second largest asset, the Callery Judge Grove, the appraisal conducted for the Grove as a single operating entity, the Company's pro rata partnership interest in the Grove was valued at $6,400,000. As noted in previous annual reports, two equity offerings by the Grove over the past four years have established a defacto equity discount for the sale of additional equity at a maximum 30% discount from appraised value resulting in a purchase price of 70% of appraised value. With approval of this proposal, the Board of Directors will be required to adopt a resolution that any sale, swap or assignment of the Company's interest in the Grove can only be consummated at a price not less than 60% of the appraised value as established for the fiscal year-end appraisal immediately preceding the transaction.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPONENT'S PROPOSAL FOR THE FOLLOWING REASONS:

The Company currently owns numerous assets through which Management is currently seeking to maximize value for Shareholders. To achieve that value and in the conduct of the ordinary business of the Company, Management must have the flexibility to use the most effective means available to consummate a transaction relating to the Callery-Judge Grove.

The Board of Directors believes that obstructing its ability to consider all proposals it may receive with respect to the Callery Judge Grove could prevent it from accepting a proposal which, under changing market conditions, would be in the best interests of the Company and its shareholders. The Board of Directors further believes that adopting a resolution fixing a minimum sale price for an asset could hinder the Company's management in negotiating a fair price for the sale of the asset and that in any such sale the price obtained will not be maximized by imposing binding restrictions based upon a prior appraisal which may or may not reflect the fair value of the asset at the time it is proposed to be sold.

FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS A VOTE AGAINST THE PROPOSAL.

OTHER MATTERS

Management does not know of any other matters that may be presented. If any other matters properly come before the Annual Meeting or adjournments thereof, the persons named in the enclosed Proxy will vote on such matters in accordance with their best judgment pursuant to the discretionary authority included in the proxy.

The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, Officers, Directors, and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies by telephone, by fax or in person. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to their principals and the Company will reimburse the expense of so doing. In addition, Kissel-Blake, Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $4,000 plus out-of-pocket expenses.

Any shareholder executing the enclosed Proxy has the right to revoke it at any time prior to its exercise by delivering to the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to attend the Annual Meeting and to vote personally at the Annual Meeting.

FINANCIAL STATEMENTS

Accompanying this Proxy Statement is the Annual Report for the latest Fiscal Year ended April 30, 1999 which includes an audited Balance Sheet for the year then ended, and audited Statements of Income and Cash Flow for each of the two most recent fiscal years.

1999 STOCKHOLDER'S PROPOSALS

Any Shareholder's proposal intended to be presented at the 2000 Annual Meeting of Shareholders must, in accordance with Rule 14a-8 of the Proxy Rules of the Securities and Exchange Commission, be received at the Company's principal executive office on or prior to May 30, 2000, in order to be included in the Company's Proxy Statement and Form of Proxy relating to such annual meeting.